As filed with the Securities and Exchange Commission on July 27, 2007

Registration No.  333-143826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1
to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LTC PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	71-0720518
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

31365 Oak Crest Drive, Suite 200

Westlake Village, CA 91361

(805) 981-8655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WENDY L. SIMPSON

Chief Executive Officer and President

LTC Properties, Inc.

31365 Oak Crest Drive, Suite 200

Westlake Village, CA 91361

(805) 981-8655

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

HERBERT F. KOZLOV

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022-7650

(212) 521-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus that relates to the Registration Statement on Form S-3 (File No. 333-113847) previously filed by the Registrant on March 23, 2004, under which $104,760,800 principal amount of Debt Securities, Preferred Stock and Common Stock remains unsold and is being carried forward. In the event any such previously registered Debt Securities, Preferred Stock and Common Stock are offered prior to the effective date of this Registration Statement, they will not be included in any prospectus hereunder. The amount of Debt Securities, Preferred Stock and Common Stock registered hereunder represents the maximum amount of Debt Securities, Preferred Stock and Common Stock that are expected to be offered for sale.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2007

PROSPECTUS

$300,000,000

LTC PROPERTIES, INC.

DEBT SECURITIES, PREFERRED STOCK

AND COMMON STOCK

LTC Properties, Inc. may from time to time offer (i) our debt securities in one or more series, (ii) shares of our Preferred Stock, $0.01 par value per share in one or more series and (iii) shares of our Common Stock, $0.01 par value per share, with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time of the offering.  Our debt securities, our Preferred Stock and our Common Stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

•                  in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking fund payments, terms for conversion into or exchange for shares of our debt securities, Preferred Stock or Common Stock, or other securities or property, covenants and any initial public offering price;

•                  in the case of our Preferred Stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and

•                  in the case of our Common Stock, any initial public offering price.

In addition, the specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.  The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

Our stock Common Stock is traded on the New York Stock Exchange (or NYSE) under the symbol “LTC.”  Our executive offices are located at 31365 Oak Crest Drive, Suite 200, Westlake Village, CA  91361, telephone number: 805-981-8655, facsimile: 805-981-8663 and web site: www.ltcproperties.com. The information set forth on our web site is not part of this prospectus.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers.  If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them and us, will be set forth in the applicable prospectus supplement.  None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Investing in our securities involves certain risks.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2007

In this prospectus, unless otherwise indicated, the “company,” “we,” “us” and “our” refer to LTC Properties, Inc.  and our consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained and incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information in this prospectus and the applicable prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement.  Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (or Exchange Act).  You can identify some of the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or similar words.  Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position.  A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to, the status of the economy, the status of capital markets including prevailing interest rates, compliance with and changes to regulations and payment policies within the health care industry, changes in financing terms, competition within the health care and senior housing industries, and changes in federal, state and local legislation.  For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus and in other information contained in our publicly available filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2006.  We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 8, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

About Our Company

We are a health care real estate investment trust (or REIT) incorporated on May 12, 1992 in the State of Maryland and commenced operations on August 25, 1992. We invest primarily in long-term care and other health care related properties through mortgage loans, property lease transactions and other investments.  As of March 31, 2007, long-term care properties, which include skilled nursing and assisted living properties, comprised approximately 98% of our investment portfolio.

Skilled nursing facilities provide restorative, rehabilitative and nursing care for people not requiring the more extensive and sophisticated treatment available at acute care hospitals.  Many skilled nursing facilities provide ancillary services that include occupational, speech, physical, respiratory and IV therapies, as well as provide sub-acute care services which are paid either by the patient, the patient’s family, or through federal Medicare or state Medicaid programs.

Assisted living facilities serve elderly persons who require assistance with activities of daily living, but do not require the constant supervision skilled nursing facilities provide.  Services are usually available 24-hours a day and include personal supervision and assistance with eating, bathing, grooming and administering medication.  The facilities provide a combination of housing, supportive services, personalized assistance and health care designed to respond to individual needs.

The schools in our real estate investment portfolio are Charter schools.  Charter schools provide an alternative to the traditional public school.  Charter schools are generally autonomous entities authorized by the state or locality to conduct operations independent from the surrounding public school district.  Laws vary by state, but generally Charters are granted by state boards of education either directly or in conjunction with local school districts or public universities.  Operators are granted Charters to establish and operate schools based on the goals and objectives set forth in the Charter.  Upon receipt of a Charter, schools receive an annuity from the state for each student enrolled.

Our senior management team is comprised of four individuals with a combined 54 years of experience in health care and real estate finance.

As of March 31, 2007, we had approximately $499 million in carrying value of net real estate investments.  At that date, our portfolio included 94 assisted living properties, 119 skilled nursing properties and two Charter schools in 32 states.  We had approximately $384 million (77%) invested in owned and leased properties and approximately $115 million (23%) invested in mortgage loans.

Our Strategy

Our primary objectives are to sustain and enhance stockholder equity value and provide current income for distribution to stockholders through real estate investments in long-term care properties and other health care related properties managed by experienced operators.  To meet these objectives, we attempt to invest in properties or in mortgages that provide opportunity for additional value and current returns to our stockholders and to diversify our investment portfolio by geographic location, operator and form of investment.

Historically our investments have consisted of:

•                  mortgage loans secured by long-term care properties;

•                  fee ownership of long-term care properties which are leased to providers; or

•                  participation in such investments indirectly through investments in real estate partnerships or other entities that themselves make direct investments in such loans or properties.

In evaluating potential investments, we consider factors such as:

•                  type of property;

•                  the location;

•                  construction quality, condition and design of the property;

•                  the property’s current and anticipated cash flow and its adequacy to meet operational needs and lease obligations or debt service obligations;

•                  the experience, reputation and solvency of the licensee providing services;

•                  the payor mix of private, Medicare and Medicaid patients;

•                  the growth, tax and regulatory environments of the communities in which the properties are located;

•                  the occupancy and demand for similar properties in the area surrounding the property; and

•                  the Medicaid reimbursement policies and plans of the state in which the property is located.

For investments in skilled nursing properties, we favor low cost per bed opportunities, whether in fee simple properties or in mortgages.  In addition, with respect to skilled nursing properties, we attempt to invest in properties that do not have to rely on a high percentage of private-pay patients.  We seek to invest in properties that are located in suburban and rural areas of states.  Prior to every investment, we conduct a property site review to assess the general physical condition of the property and the potential of additional sub-acute services.  In addition, we review the environmental reports, state survey and financial statements of the property before the investment is made.  We prefer to invest in a property that has a significant market presence in its community and where state certificate of need and/or licensing procedures limit the entry of competing properties.

For assisted living investments we have attempted to diversify our portfolio both geographically and across product levels.  Thus, we believe that although the majority of our investments are in affordably priced units, our portfolio also includes a significant number of upscale units in appropriate markets with certain operators.

We believe that this competitive market has created an environment of very highly priced properties and low yielding mortgages.  Because our historical strategy has been to invest in low cost per bed properties, we believe there is an opportunity for us to invest additional funds in our owned properties where the lessees have high occupancies and expansion ability.  This market is captive to us since we own the properties.  We are actively reviewing all of our owned properties and discussing additional investments with such likely lessees.  We would make these investments at rates that would approximate our historical lease rates.

Owned Properties

At March 31, 2007, we owned 62 skilled nursing properties with a total of 7,214 beds, 84 assisted living properties with 3,744 units and one school located in 23 states.  Here and throughout this prospectus wherever we provide details of our properties’ bed/unit count the number of beds/units applies to skilled nursing properties and assisted living residences only. This number is based upon unit/bed counts shown on operating licenses provided to us by lessees/borrowers or units/beds as stipulated by lease/mortgage documents.  We have found during the years that these numbers often differ, usually not materially, from units/beds in operation at any point in time.  The differences are caused by such things as operators converting a patient/resident room for alternative uses, such as offices or storage, or converting a multi-patient room/unit into a single patient room/unit.  We monitor our properties on a routine basis through site visits and reviews of current licenses.  In an instance where such change would cause a de-licensing of beds or in our opinion impact the value of the property, we would take action against the lessee/borrower to preserve the value of the property/collateral.

The properties are leased pursuant to non-cancelable leases generally with an initial term of 10 to 30 years.  The leases provide for a fixed minimum base rent during the initial and renewal periods.  Most of the leases provide for annual fixed rent increases or increases based on consumer price indices over the term of the lease.  In addition, certain of our leases provide for additional rent through revenue participation (as defined in the lease agreement) in incremental revenues generated by the facilities over a defined base period, effective at various times during the term of the lease.  Each lease is a triple net lease which requires the lessee to pay additional charges including all taxes, insurance, assessments, maintenance and repair (capital and non-capital expenditures), and other costs necessary in the operation of the facility.  Most of the leases contain renewal options and two contain limited period options that permit the operators to purchase the properties.

Mortgage Loans

At March 31, 2007, we had 68 mortgage loans secured by first mortgages on 57 skilled nursing properties with a total of 6,586 beds, 10 assisted living properties with a total of 705 units and one school located in 19 states.  At March 31, 2007, these mortgage loans had interest rates ranging from 6.6% to 13.1% and maturities ranging from 2007 to 2019.  In addition, the loans may contain guarantees, provide for facility fees and generally have 25-year amortization schedules.  The majority of the mortgage loans provide for annual increases in the interest rate based upon a specified increase of 10 to 25 basis points.

Subsequent to March 31, 2007, we received $23.5 million in principal payoffs from six mortgage loan secured by first mortgages on nine skilled nursing properties with a total of 873 beds.

In general, the mortgage loans may not be prepaid except in the event of the sale of the collateral property to a third party that is not affiliated with the borrower, although partial prepayments (including the prepayment premium) are often permitted where a mortgage loan is secured by more than one property upon the sale of one or more, but not all, of the collateral properties to a third party which is not an affiliate of the borrower.  The terms of the mortgage loans generally impose a premium upon prepayment of the loans depending upon the period in which the prepayment occurs, whether such prepayment was permitted or required, and certain other conditions such as upon the sale of the property under a pre-existing purchase option, destruction or condemnation, or other circumstances as approved by us.  On certain loans, such prepayment amount is based upon a percentage of the then outstanding balance of the loan, usually declining ratably each year.  For other loans, the prepayment premium is based on a yield maintenance formula.  In addition to a lien on the mortgaged property, the loans are generally secured by certain non-real estate assets of the properties and contain certain other security provisions in the form of letters of credit, pledged collateral accounts, security deposits, cross-default and cross-collateralization features and certain guarantees.

RISK FACTORS

You should carefully consider the risks described below and in the applicable prospectus supplement before making an investment decision in our company.  The risks and uncertainties described below and therein are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently consider immaterial.  Other important factors are identified in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus, including factors identified under the headings “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in the other documents incorporated by reference into this prospectus.  All of these risks could adversely affect our business, financial condition, results of operations and cash flows.  As a result, our ability to pay dividends on, and the market price of, our equity securities may be adversely affected if any of such risks are realized.

Our expected results may not be achieved, and actual results may differ materially from our expectations.

Our failure to achieve expected results may be a result of various factors, including, but not limited to:

•                  the status of the economy;

•                  the status of capital markets, including prevailing interest rates;

•                  compliance with and changes to regulations and payment policies within the health care industry;

•                  changes in financing terms;

•                  competition within the health care and senior housing industries; and

•                  changes in federal, state and local legislation.

A failure to maintain or increase our dividend could reduce the market price of our stock.

In April 2007, we declared a $0.125 per share monthly dividend for the second quarter of calendar 2007.  During the first quarter of 2007 we paid a $0.125 per share monthly dividend.  During calendar 2006, we paid a $0.12 monthly dividend on our common stock.  During calendar 2005, we paid a $0.30 dividend in the first quarter and a $0.11 monthly dividend in each of the second, third and fourth quarters on our common stock.  The ability to maintain or raise our common dividend is dependent, to a large part, on growth of funds from operations.  This growth in turn depends upon increased revenues from additional investments and loans, rental increases and mortgage rate increases.

At times, we may have limited access to capital which will slow our growth.

A REIT is required to make dividend distributions and retains little capital for growth.  As a result, growth for a REIT is generally through the steady investment of new capital in real estate assets.  Presently, we believe capital is readily available to us.  However, there will be times when we will have limited access to capital from the equity and/or debt markets.  During such periods, virtually all of our available capital will be required to meet existing commitments and to reduce existing debt.  We may not be able to obtain additional equity or debt capital or dispose of assets on favorable terms, if at all, at the time we require additional capital to acquire health care properties on a competitive basis or meet our obligations.

Income and returns from health care facilities can be volatile.

The possibility that the health care properties in which we invest will not generate income sufficient to meet operating expenses, will generate income and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through investments in comparable real estate or other investments are additional risks of investing in health care related real estate.  Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws and government payment), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply of and demand for improved real estate, a reduction in rental income as the result of an inability to maintain occupancy levels, natural disasters (such as hurricanes, earthquakes and floods) or similar factors.

We depend on lease income and mortgage payments from real property.

Since a substantial portion of our income is derived from mortgage payments and lease income from real property, our income would be adversely affected if a significant number of our borrowers or lessees were unable to meet their obligations to us or if we were unable to lease our properties or make mortgage loans on economically favorable terms.  There can be no assurance that any lessee will exercise its option to renew its lease upon the expiration of the initial term or that if such failure to renew were to occur, we could lease the property to others on favorable terms.

We rely on a few major operators.

We have three operators, based on properties subject to lease agreements and secured by mortgage loans, that represent between 10% and 20% of our total assets and three operators from each of which we derive over 10% of our combined rental revenue and interest income.

Beginning in the fourth quarter of 2006, Extendicare Services, Inc. (or EHSI), one of our major operators, effected a reorganization whereby it completed a spin-off of Assisted Living Concepts, Inc (or ALC).  ALC is now a NYSE traded public company operating assisted living centers.  The remaining EHSI assets and operations were converted into a Canadian REIT (Extendicare REIT) listed on the Toronto Stock Exchange (or TSX).  Both Extendicare REIT and ALC continue to be parties to the leases with us.  Extendicare REIT and ALC, collectively lease 37 assisted living properties with a total of 1,427 units owned by us representing approximately 11.6%, or $65.5 million, of our total assets at March 31, 2007 and 15.4% of combined rental revenue and interest income (excluding the effects of straight-line rent) for the quarter ended March 31, 2007.

Alterra Healthcare Corporation (or Alterra) is a wholly owned subsidiary of a publicly traded company, Brookdale Senior Living, Inc.  Alterra leases 35 assisted living properties with a total of 1,416 units owned by us representing approximately 11.5%, or $64.8 million, of our total assets at March 31, 2007 and 14.6% of combined rental revenue and interest income (excluding the effects of straight-line rent) for the quarter ended March 31, 2007.

Preferred Care, Inc. (or Preferred Care) is privately owned.  Preferred Care, through various wholly-owned subsidiaries, operates 32 skilled health care properties with a total of 3,871 beds that we own or on which we hold mortgages secured by first trust deeds.  This represents approximately 11.0% or $61.9 million of our total assets at March 31, 2007 and 14.0% of combined rental revenue and interest income (excluding the effects of straight-line rent) for the quarter ended March 31, 2007.  Subsequent to March 31, 2007, a wholly owned subsidiary of Preferred Care assumed a $3.7 million mortgage loan payable to us secured by a first trust deed on a 191-bed skilled nursing property.

Our financial position and ability to make distributions may be adversely affected by financial difficulties experienced by any of our other lessees and borrowers, including bankruptcies, inability to emerge from bankruptcy, insolvency or general downturn in business of any such operator, or in the event any such operator does not renew and/or extend its relationship with us or our borrowers when it expires.

Our borrowers and lessees face competition in the health care industry.

The long-term care industry is highly competitive and we expect that it may become more competitive in the future. Our borrowers and lessees are competing with numerous other companies providing similar long-term care services or alternatives such as home health agencies, hospices, life care at home, community-based service programs, retirement communities and convalescent centers.  There can be no assurance that our borrowers and lessees will not encounter increased competition in the future which could limit their ability to attract residents or expand their businesses and therefore affect their ability to make their debt or lease payments to us.

The health care industry is heavily regulated by the government.

The health care industry is heavily regulated by the government. Our borrowers and lessees who operate health care facilities are subject to extensive regulation by federal, state and local governments. These laws and regulations are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. These changes may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of these changes cannot be predicted. The failure of any borrower of funds from us or lessee of any of our properties to comply with such laws, requirements and regulations could result in sanctions or remedies such as denials of payment for new Medicare and Medicaid admissions, civil monetary penalties, state oversight and loss of Medicare and Medicaid participation or licensure. Such action could affect our borrower’s or lessee’s ability to operate its facility or facilities and could adversely affect such borrower’s or lessee’s ability to make debt or lease payments to us.

The properties owned by us and the manner in which they are operated are affected by changes in the reimbursement, licensing and certification policies of federal, state and local governments. Properties may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. In addition, expansion (including the addition of new beds or services or acquisition of medical equipment) and occasionally the discontinuation of services of health care facilities are, in some states, subjected to state and regulatory approval through “certificate of need” laws and regulations.

Our borrowers and lessees rely on government and third party reimbursement.

The ability of our borrowers and lessees to generate revenue and profit determines the underlying value of that property to us. Revenues of our borrowers and lessees are generally derived from payments for patient care. Sources of such payments for skilled nursing facilities include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans, health maintenance organizations, preferred provider arrangements, self-insured employers, as well as the patients themselves.

A significant portion of the revenue of our skilled nursing facility borrowers and lessees is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. Because of significant health care costs paid by such government programs, both federal and state governments have adopted and continue to consider various health care reform proposals to control health care costs. There have been fundamental changes in the Medicare program that resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. According to a report issued by the Kaiser Commission on Medicaid and the Uninsured in October 2006, while many states continued to freeze provider rates in fiscal year 2006, more states implemented provider rate increases in fiscal year 2006 or plan to do so in fiscal year 2007.  In fiscal year 2006, 46 states froze or cut rates for at least one provider type, but the same number of states also increased rates for at least one group of providers.  Similarly in fiscal year 2007, 47 states intend to increase rates for at least one group of providers and 43 states plan rate freezes or cuts, but no state currently plans to cut Medicaid payments for skilled nursing facilities for fiscal year 2007.  Skilled nursing facilities also were the major provider group most likely to see payment increases for fiscal year 2006 and fiscal year 2007, although some skilled nursing facility rate increases are tied to increased provider taxes.  Nevertheless, future reduction in state Medicaid payments for skilled nursing facility services could have an adverse effect on the financial condition of our borrowers and lessees which could, in turn, adversely impact the timing or level of their payments to us.  Moreover, health care facilities continue to experience pressures from private payors attempting to control health care costs, and reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors.

Governmental and public concern regarding health care costs may result in significant reductions in payment to health care facilities, and there can be no assurance that future payment rates for either governmental or private payors will be sufficient to cover cost increases in providing services to patients. Any changes in reimbursement policies which reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could adversely affect revenues of our skilled nursing property borrowers and lessees and to a much lesser extent our assisted living property borrowers and lessees and thereby adversely affect those borrowers’ and lessees’ abilities to make their debt or lease payments to us. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on us.

On August 4, 2005, the Centers for Medicare & Medicaid Services, commonly known as CMS, published a final rule updating skilled nursing facility prospective payment rates for fiscal year 2006, which began October 1, 2005.  This update implemented refinements to the patient classification system and triggered the expiration of a temporary payment add-on for certain high-acuity patients, effective January 1, 2006.  The final rule also adopted a 3.1 percent market basket increase for fiscal year 2006.  On July 31, 2006, CMS published a notice updating Medicare skilled nursing facility prospective payment system rates for fiscal year 2007, which began October 1, 2006.  Under the notice, skilled nursing facilities receive the full 3.1 percent market basket increase to rates, increasing Medicare payments to skilled nursing facilities by approximately $560.0 million for fiscal year 2007.  On May 4, 2007, CMS published its proposed skilled nursing facility prospective payment system update for fiscal year 2008.  CMS is proposing a 3.3 percent market basket increase, which would increase Medicare payments to nursing homes by approximately $690 million in fiscal year 2008.  CMS has not yet finalized the Medicare rates for fiscal year 2008.

On February 5, 2007, the Bush Administration released its fiscal year 2008 budget proposal, which includes legislative and administrative proposals that would reduce Medicare spending by approximately $5.3 billion in fiscal 2008 and $75.8 billion over 5 years.  Among other things, the budget would provide no update for skilled nursing facilities in 2008 and a -0.65% adjustment to the update annually thereafter (although legislation would be necessary to implement this proposal rather than the full market basket adjustment called for in the May 4, 2007 CMS fiscal year 2008 skilled nursing facility prospective payment system proposed rule).  The proposed Bush Administration budget also would move toward site-neutral post-hospital payments to limit inappropriate incentives for five conditions commonly treated in both skilled nursing properties and inpatient rehabilitation facilities.  The budget proposal also would eliminate all bad debt reimbursements for unpaid beneficiary cost-sharing over four years.  In addition, the budget proposal includes a series of proposals impacting Medicaid, including legislative and administrative changes that would reduce Medicaid payments by almost $26.0 billion over five years.  Many of the proposed policy changes would require Congressional approval to implement.  Thus, while Medicare rates provided for under current law will not decrease payments to skilled nursing facilities, the loss of revenues associated with potential future changes in skilled nursing facility payment rates could, in the future, have an adverse effect on the financial condition of our borrowers and lessees which could, in turn, adversely impact the timing or level of their payments to us.

The federal physician self-referral law, commonly known as Stark II (or Stark Law), prohibits physicians and certain other types of practitioners from making referrals for certain designated health services paid in whole or in part by Medicare and Medicaid to entities with which the practitioner or a member of the practitioner’s immediate family has a financial relationship, unless the financial relationship fits within an applicable exception to the Stark Law. The Stark Law also prohibits the entity receiving the referral from seeking payment under the Medicare and Medicaid programs for services rendered pursuant to a prohibited referral. If an entity is paid for services rendered pursuant to a prohibited referral, it may incur civil penalties of up to $15,000 per prohibited claim and may be excluded from participating in the Medicare and Medicaid programs.

Congress and the states have enacted health care reform measures.

The health care industry continues to face various challenges, including increased government and private payor pressure on health care providers to control costs. For instance, the Balanced Budget Act of 1997 enacted significant changes to the Medicare and Medicaid programs designed to modernize payment and health care delivery systems while achieving substantial budgetary savings. In seeking to limit Medicare reimbursement for long-term care services, Congress established the prospective payment system for skilled nursing facility services to replace the cost-based reimbursement system. Skilled nursing facilities needed to restructure their operations to accommodate the new Medicare prospective payment system reimbursement. Since the skilled nursing facility prospective payment system was enacted, several then publicly held operators of long-term care facilities and at least two then publicly held operators of assisted living facilities filed for reorganization under Chapter 11 of the federal bankruptcy laws.  During their reorganizations and in some instances subsequent thereto, long-term care operators and assisted living operators reduced their operations by rejecting leases and/or defaulting on loans resulting in properties being returned to lessors or lenders. There can be no assurances given that there will not be additional bankruptcies of skilled nursing and assisted living operators in the future.

In recent years, Congress has adopted legislation to somewhat mitigate the impact of the Balanced Budget Act on providers, including skilled nursing facilities.  For instance, on December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173).  In addition to providing expanded Medicare prescription drug coverage, the act modified Medicare payments to a variety of health care providers.  With respect to skilled nursing facilities, the act provides a temporary 128% increase in the Medicare payment for skilled nursing facility residents with acquired immune deficiency syndrome, applicable to services furnished on or after October 1, 2004.  This temporary increase is still in effect through September 30, 2007, and CMS has proposed extending the additional payment through fiscal year 2008.

On the other hand, in February 2006 Congress gave final approval to the Deficit Reduction Act (or DRA), which will reduce net Medicare and Medicaid spending by approximately $11.0 billion over five years.  Among other things, the legislation reduces Medicare skilled nursing facility bad debt payments by 30 percent for those individuals who are not dually eligible for Medicare and Medicaid, and strengthens Medicaid asset transfer restrictions for persons seeking to qualify for Medicaid long-term care coverage.

In addition, on December 20, 2006, President Bush signed into law the Tax Relief and Health Care Act of 2006 (P.L 109-432), which also modifies a number of Medicare and Medicaid policies.  Among other things, the law reduces the limit on Medicaid provider taxes from 6 percent (set forth in regulations) to 5.5 percent from January 1, 2008 through September 30, 2011.  The Bush Administration had been expected to issue regulations calling for deeper cuts in funding, which is used by many states to finance state health programs.  President Bush’s proposed 2008 fiscal year budget if adopted also would reduce Medicare and Medicaid payments to providers.  Most recently, on May 29, 2007, CMS published a rule that would limit certain state Medicaid financing arrangements.  The agency estimates that the rule would reduce Medicaid spending by $3.87 billion over five years.  However, on May 25, 2007, President Bush signed into law an emergency supplemental appropriations bill that includes a provision prohibiting CMS from implementing the Medicaid funding rule for one year.  Nevertheless, such funding restrictions could be imposed after the one-year period.  Congress may also consider legislation in the future that would further restrict Medicare and Medicaid funding.  No assurances can be given that any additional Medicare or Medicaid legislation enacted by Congress or regulations promulgated by CMS would not reduce Medicare or Medicaid reimbursement to skilled nursing facilities or result in additional costs for operators of skilled nursing facilities.

In addition, comprehensive reforms affecting the payment for and availability of health care services have been proposed at the federal and state levels and major reform proposals have been adopted by certain states. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies. Changes in the law, new interpretations of existing laws, or changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by the government and other third party payors.  The DRA also gives states greater flexibility to expand access to home and community based services by allowing states to provide these services as an optional benefit without undergoing the waiver approval process.  Moreover, the DRA includes a new demonstration to encourage states to provide long-term care services in a community setting to individuals who currently receive Medicaid services in nursing homes.  Together the provisions could increase state funding for home and community based services, while prompting states to cut funding for nursing facilities and homes for persons with disabilities.  In light of continuing state Medicaid program reforms, budget cuts, and regulatory initiatives, no assurance can be given that the implementation of such regulations and reforms will not have a material adverse effect on the financial condition or results of operations of our lessees and/or borrowers which, in turn, could effect their ability to meet their contractual obligations to us.

Our properties are subject to licensing, certification and accreditation.

In addition to the requirements to be met by skilled nursing facilities for participation in the Medicare and Medicaid programs, skilled nursing facilities are subject to regulatory and licensing requirements of federal, state and local authorities.  We have no direct control over our borrowers’ or tenants’ ability to meet the numerous state and federal regulatory requirements.  If a borrower or tenant does not continue to meet all regulatory requirements, such borrower or tenant may lose its ability to provide or bill for health care services.  If we cannot attract another health care provider on a timely basis or on acceptable terms, our revenues would be adversely impacted.  In addition, our properties are special purpose properties that may not be easily adaptable to uses unrelated to health care.  Transfers of operations of health care facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

We could incur more debt.

We operate with a policy of incurring debt when, in the opinion of our directors, it is advisable.  We may incur additional debt by issuing debt securities in a public offering or in a private transaction.  Accordingly, we could become more highly leveraged.  The degree of leverage could have important consequences to stockholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

We could fail to collect amounts due under our straight-line rent receivable asset.

Straight-line accounting requires us to calculate the total rent we will receive as a fixed amount over the life of the lease and recognize that revenue evenly over that life.  In a situation where a lease calls for fixed rental increases during the life of the lease rental income recorded in the early years of a lease is higher than the actual cash rent received, which creates an asset on the balance sheet called deferred rent receivable.  At some point during the lease, depending on the rent levels and terms, this reverses and the cash rent payments received during the later years of the lease are higher than the rental income recognized, which reduces the deferred rent receivable balance to zero by the end of the lease.  We periodically assess the collectibility of the deferred rent receivable.  If during our assessment we determined that we were unlikely to collect a portion or all of the deferred rent receivable balance, we may record an impairment charge in current period earnings for the portion, up to its full value, that we estimate will not be recovered.

Our assets may be subject to impairment charges.

We periodically but not less than quarterly evaluate our real estate investments and other assets for impairment indicators.  The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure.  If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and a non-cash impact on funds from operations in the period in which the write-off occurs.

A failure to reinvest cash available to us could adversely affect our future revenues and our ability to increase dividends to stockholders; there is considerable competition in our market for attractive investments.

From time to time, we will have cash available from (1) proceeds of sales of shares of securities, (2) proceeds from new debt issuances, (3) principal payments on our mortgages and other investments, (4) sale of properties, and (5) funds from operations.  We may reinvest this cash in health care investments in accordance with our investment policies, repay outstanding debt or invest in qualified short-term investments.  We compete for real estate investments with a broad variety of potential investors.  The competition for attractive investments negatively affects our ability to make timely investments on acceptable terms.  Delays in acquiring properties or making loans will negatively impact revenues and perhaps our ability to increase distributions to our stockholders.

Our failure to qualify as a REIT would have serious adverse consequences to our stockholders.

We intend to operate so as to qualify as a REIT under the Internal Revenue Code (the Code).  We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1992.  However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify.  Qualification as a REIT requires us to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control.  For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating annually at least 90% (95% for taxable years ending prior to January 1, 2001) of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains).  Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.  However, we are not aware of any pending tax legislation that would adversely affect our ability to operate as a REIT.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.  Unless we are entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification.  If we lose our REIT status, our net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved.  In addition, we would no longer be required to make distributions to stockholders.

Our real estate investments are relatively illiquid.

Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are “special purpose” properties that cannot be readily converted to general residential, retail or office use. Health care facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance, and may be excluded from the programs—in some cases without a prior hearing—for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

Our remedies may be limited when mortgage loans default.

To the extent we invest in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise.  In the event of a default under such obligations, we may have to foreclose on the property underlying the mortgage or protect our interest by acquiring title to a property and thereafter make substantial improvements or repairs in order to maximize the property’s investment potential.  Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations.  If a borrower seeks bankruptcy protection, the Bankruptcy Court may impose an automatic stay that would preclude us from enforcing foreclosure or other remedies against the borrower.  Relatively high “loan to value” ratios and declines in the value of the property may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

We are subject to risks and liabilities in connection with properties owned through a limited partnership.

We have an ownership interest in a limited partnership. We may make additional investments through limited partnerships or limited liability companies in the future. Partnership or limited liability company investments may involve risks such as the following:

•                  our partners or co-members might become bankrupt (in which event we and any other remaining general partners or members would generally remain liable for the liabilities of the partnership or limited liability company);

•                  our partners or co-members might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals;

•                  our partners or co-members may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT; and

•                  agreements governing limited liability companies and partnerships often contain restrictions on the transfer of a member’s or partner’s interest or “buy-sell” or other provisions which may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms.

We will, however, generally seek to maintain sufficient control of our partnerships and limited liability companies to permit us to achieve our business objectives. Our organizational documents do not limit the amount of available funds that we may invest in partnerships or limited liability companies.  The occurrence of one or more of the events described above could have a direct and adverse impact on us.

Certain provisions of Maryland law and our Charter and Bylaws could hinder, delay or prevent changes in control.

Certain provisions of Maryland law, our Charter and our Bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control.  These provisions include the following:

Classified Board of Directors, Number of Directors, Board Vacancies, and Term of Office.  We may, in the future, elect by resolution of our Board of Directors or an amendment to our Bylaws, to be subject to certain provisions of Maryland law which divide the Board of Directors into three classes with staggered terms of office of three years each, vest in the Board of Directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board.  These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the Charter or Bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified.  The classification and staggered terms of office of directors make it more difficult for a third party to gain control of a Board of Directors.  At least two annual meetings of stockholders, instead of one, generally would be required to affect a change in a majority of the Board of Directors.

Stockholder Requested Special Meetings.  Our Bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than 25% of all the votes entitled to be cast by the stockholders at such meeting.  However, we may in the future, elect by resolution of our Board of Directors or an amendment to our Bylaws, to be subject to certain provisions of Maryland law which require that special meetings of stockholders may only be called by the stockholders upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.  These provisions of Maryland law, like those referred to above, are applicable even if other provisions of Maryland law or the Charter or Bylaws provide to the contrary.

Advance Notice Provisions for Stockholder Nominations and Proposals.  Our Bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any annual meeting of stockholders.  These Bylaw provisions limit the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.  See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Advance Notice of Director Nominations and New Business.”

Preferred Stock.  Under our Charter, our Board of Directors has authority to issue Preferred Stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of Preferred Stock, all without approval of our stockholders.  The issuance of additional shares of Preferred Stock could adversely impact the voting power of the holders of the Common Stock and could have the effect of delaying or preventing a change in control or other corporate action.

Duties of Directors with Respect to Unsolicited Takeovers.  Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations.  The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.  Moreover, under Maryland law the act of directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director.  Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Ownership Limit.  In order to preserve our status as a REIT under the Code, our Charter generally prohibits any single stockholder from constructively or beneficially owning more than 9.8% of our outstanding Common Stock, or more than 9.8% of the outstanding shares of any class or series of our stock other than our Common Stock, unless and to the extent which our Board of Directors decides to waive or modify this ownership limit with respect to any stockholder.

Maryland Business Combination Act.  The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met.  An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation.  Our Board of Directors has not exempted us from this statute.  Consequently, unless our Board of Directors adopts an exemption from this statute in the future, the Maryland Business Combination Act will be applicable to business combinations between our company and other persons.  See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Business Combinations.”

Maryland Control Share Acquisition Act.  Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by the stockholders by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act.  “Control Shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power.  A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If voting rights of control shares acquired in a control share acquisition are not approved at a stockholder’s meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value.  If voting rights of such control shares are approved at a stockholder’s meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.  See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Control Share Acquisitions.”

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and  Preferred Stock dividends for the periods indicated.  The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges.  The ratio of earnings to combined fixed charges and Preferred Stock dividends was computed by dividing earnings by our combined fixed charges and Preferred Stock dividends.  For purposes of calculating these ratios, “earnings” includes income from continuing operations before minority interest plus fixed charges.  “Fixed charges” consists of interest on all indebtedness and the amortization of debt issue costs.

	Year ended December 31,					Three Months Ended
	2002	2003	2004	2005	2006	March 31, 2007
Consolidated ratio of earnings to fixed charges (unaudited)	1.79	1.89	3.60	6.85	7.17	10.2
Consolidated ratio of earnings to combined fixed charges and Preferred Stock dividends (unaudited)	1.04	1.07	1.50	2.28	2.15	2.43

We issued 3,080,000 shares of 9.5% Series A Cumulative Preferred Stock in March 1997, 2,000,000 shares of 9.0% Series B Cumulative Preferred Stock in December 1997, 2,000,000 shares of 8.5% Series C Cumulative Convertible Preferred Stock in September 1998, 2,200,000 shares of 8.5% Series E Cumulative Convertible Preferred Stock in September 2003 (of which 190,257 were outstanding at March 31, 2007), 4,000,000 shares of 8.0% Series F Cumulative Preferred Stock in February 2004 and an additional 2,640,000 shares of 8.0% Series F Cumulative Preferred Stock in July 2004.  In 2003 and 2004 we redeemed all of the outstanding shares of Series A and Series B Cumulative Preferred Stock.  Therefore, in computing the ratio of earnings to combined fixed charges and Preferred Stock dividends for periods subsequent to the redemption of our Series A and Series B Cumulative Preferred Stock, Preferred Stock dividends consists of dividends on our 8.5% Series C Cumulative Convertible Preferred Stock, 8.5% Series E Cumulative Convertible Preferred Stock and 8.0% Series F Cumulative Preferred Stock.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general business purposes, which may include, among other things, the repayment of indebtedness, the development and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in our portfolio and the redemption of our outstanding Preferred Stock in accordance with the terms of the specific security agreement.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•                  debt securities, in one or more series;

•                  shares of our Preferred Stock, par value $0.01 per share, in one or more series;

•                  shares of our Common Stock, par value $0.01 per share; and

•                  units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Pursuant to our Amended and Restated Articles of Incorporation, as amended and supplemented to date, and referred to in this prospectus as our “Charter,” we are authorized to issue 60,000,000 shares of all classes of stock, each share having a par value of $0.01 of which 45,000,000 shares are Common Stock and 15,000,000 shares are Preferred  Stock.  Of our Preferred Stock as of March 31, 2007, we had designated 2,000,000 shares as 8.5% Series C Cumulative Convertible Preferred Stock, (or Series C Preferred Stock) 2,200,000 shares as 8.5% Series E Cumulative Convertible Preferred Stock (or Series E Preferred Stock) and 6,640,000 shares as 8.0% Series F Cumulative Preferred Stock (or Series F Preferred Stock).

As of March 31, 2007, 23,645,942 shares of Common Stock and 2,000,000, 190,257 and 6,640,000 shares of Series C, Series E Preferred Stock and Series F Preferred Stock, respectively, were outstanding.

SERIES C PREFERRED STOCK

The following summary of the terms and provisions of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the articles supplementary creating the Series C Preferred Stock, which have been filed with the SEC, and which are available as described below under the heading “Where You Can Find Additional Information”.

Rank.  The Series C Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up, (i) senior to Common Stock, and to all equity securities ranking junior to the Series C Preferred Stock with respect to dividend rights or rights on liquidation, dissolution or winding up of our company; (ii) on parity with our Series E Preferred Stock, the Series F Preferred Stock and all equity securities that may be issued in the future which rank on a parity with the Series C Preferred Stock, and (iii) junior to all of our existing and future indebtedness. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion.

Other terms.  Holders of the Series C Preferred Stock are entitled to receive preferential cumulative cash dividends at the rate of 8.5% per annum of the liquidation preference per share (equivalent to a fixed annual amount of $1.63625 per share). Dividends are payable quarterly in arrears on each of March 31, June 30, September 30 and December 31. Accrued but unpaid dividends on the Series C Preferred Stock bear interest from the applicable dividend payment date at the prime rate of interest established from time to time in the Wall Street Journal.

Holders of the Series C Preferred Stock are entitled to be paid a liquidation preference of $19.25 per share, plus dividends, with interest, before any distribution of assets is made to holders of any junior stock as described above in “Rank.”

Except in certain circumstances relating to our maintenance of the ability to qualify as a REIT, the shares of Series C Preferred Stock are not redeemable.

Whenever any dividend payment on any Series C Preferred Stock is in arrears for more than 10 business days after its dividend payment date, the number of directors then constituting the Board of Directors will be increased by two and the two vacancies will be filled by the Series C Preferred Stock holders voting as one class. Such increase and the right to fill such vacancies is separate and apart from and in addition to any increase in the number of directors which the holders of any other class or series of preferred stock may be entitled.

In addition, in the case of a preferred dividend default, the holders of Series C Preferred Stock shall be granted voting rights equivalent to those rights of holders of the Common Stock except that the holders of Series C Preferred Stock will not have the right to vote generally in the election of directors but with respect to the election of directors will only have the voting rights as set forth above to elect Series C Preferred Stock directors. In such case, the voting rights of the holders of the Series C Preferred Stock would be determined on an as converted basis, determined pursuant to the conversion provisions as described below. These voting rights shall continue only during a Series C Preferred Stock dividend default, and all such rights shall immediately terminate at such time as the Series C Preferred Stock dividend default ceases to exist.

The Series C Preferred Stock is convertible in whole or in part, at any time at the option of the holders, into shares of Common Stock at a conversion price of $19.25 per share, subject to adjustments. At March 31, 2007, there was one stockholder of record of our Series C Preferred Stock. This Series C Preferred stockholder has a separate contractual right, outside of the terms of the Series C Preferred Stock, to receive from us should we offer, issue or sell, or enter into any agreement or commitment to issue or sell any debentures, preferred stock or any other equity security convertible into Common Stock at a conversion price of less than $19.25 per share (as adjusted for stock splits, combinations and similar events) an offer in writing to sell to this Series C Preferred stockholder, on the same terms and conditions and at the same equivalent price, up to the same aggregate principal amount (or any $1,000 incremental principal amount thereof) of such securities.

SERIES E PREFERRED STOCK AND SERIES F PREFERRED STOCK

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we consider incorporated documents to be part of the prospectus and we may disclose important information to you by referring you to those documents. See the section entitled, “Documents Incorporated By Reference” below.  For descriptions of our Series E Preferred Stock and our Series F Preferred Stock, we refer you to the descriptions thereof contained in our registration statement on Form 8-A.

LISTING

Our Common Stock is listed on the New York Stock Exchange under the symbol “LTC.”  Our Series E Preferred Stock and Series F Preferred Stock are listed on the New York Stock Exchange under the symbols “LTC PrE” and “LTC PrF,” respectively.  Our Series C Preferred Stock is owned by one holder and is not listed on any exchange.  We may apply to list the securities which are offered and sold hereunder, as described in the prospectus supplement relating to such securities.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series.  The debt securities may be issued under one or more indentures between us and a specified trustee.  The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part.  The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.  We currently have no debt securities outstanding.

The statements made in this prospectus relating to the indentures and the debt securities to be issued under the indentures are summaries of what we believe to be the material provisions of the indentures and the debt securities to be issued thereunder.  The summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities.  The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered.  Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

GENERAL

The debt securities sold under this prospectus will be our direct obligations, which may be senior or subordinated indebtedness.  The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior debt.  Within the total dollar amount of this shelf registration statement, we may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures.  We need not issue all debt securities of one series at the same time.  Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities.  Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.  The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•                  the title and form of the debt securities;

•                  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•                  the person to whom any interest on a debt security of the series will be paid;

•                  the date or dates on which we must repay the principal;

•                  the rate or rates at which the debt securities will bear interest;

•                  the date or dates from which interest will accrue, and the dates on which we must pay interest;

•                  the place or places where we must pay the principal and any premium or interest on the debt securities;

•                  the terms and conditions on which we may redeem any debt security, if at all;

•                  any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•                  the denominations in which we may issue the debt securities;

•                  the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•                  the currency in which we will pay the principal of and any premium or interest on the debt securities;

•                  the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•                  the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•                  if applicable, that the debt securities are defeasible and the terms of such defeasance;

•                  if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, Preferred Stock or Common Stock or other securities or property;

•                  whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•                  the subordination provisions that will apply to any subordinated debt securities;

•                  any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•                  any addition to or change in the covenants in the indentures; and

•                  any other terms of the debt securities not inconsistent with the applicable indentures.

We may issue debt securities at less than the principal amount payable at maturity.  We refer to these securities as “original issue discount” securities.  If material or applicable, we will describe in the applicable prospectus supplement special US federal income tax, accounting and other considerations applicable to original issue discount securities.

DENOMINATIONS, EXCHANGE, REGISTRATION AND TRANSFER

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000.

The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series, of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

PAYMENT AND PAYING AGENT

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium on a debt security to the person in whose name the debt security is registered at the office of our designated paying agent.  Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•                  to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•                  in any other lawful manner, all as the applicable indenture describes.

MERGER, CONSOLIDATION OR SALE OF ASSETS

Under the terms of the indentures, we would be generally permitted to consolidate or merge with another company.  We would be also permitted to sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to another company.  However, we would not be able to take any of these actions unless the following conditions are met:

•                  if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•                  immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities.

EVENTS OF DEFAULT AND RELATED MATTERS

Each of the following will constitute an event of default under each indenture:

•                  We do not pay the principal or any premium on a debt security when due, for more than a specified number of days past the due date.

•                  We do not pay interest on a debt security when due, for more than a specified number of days past the due date.

•                  We do not deposit any sinking fund payment when due, for more than a specified number of days past the due date.

•                  We fail to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or holders of a specified percentage in aggregate principal amount of the debt securities of that series.

•                  We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•                  Any other event of default described in the applicable prospectus supplement occurs.

If an event of default has occurred and has not been cured, the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable.  At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities to the extent provided by the Trust Indenture Act of 1939 after a default under the applicable indenture unless the default has been cured or waived.  The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee would not be required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability.  We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee.  These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•                  you must give the trustee written notice that an event of default has occurred and remains uncured;

•                  the holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost, expenses and liabilities of taking that action;

•                  the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity; and

•                  no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

However, you would be entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we would furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

MODIFICATION AND WAIVER

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•                  to fix any ambiguity, defect or inconsistency in the indenture; and

•                  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•                  changing the stated maturity of the principal or interest on a debt security;

•                  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities;

•                  changing the currency of payment on a debt security;

•                  impair your right to sue for payment;

•                  modify the subordination provisions, if any, in a manner that is adverse to you;

•                  reducing the percentage of debt securities the holders of which are required to consent to any amendment; or

•                  modify any of the foregoing provisions.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

CERTAIN COVENANTS

                                                The indentures contain certain covenants requiring us to take certain actions and prohibiting us from taking certain actions, including the following:

•                  we must maintain a paying agent in each place of payment for the debt securities;

•                  we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence; and

•                  we will cause all properties used or useful in the conduct of our business to be maintained and kept in good condition.

Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

REDEMPTION

The indentures provide that the debt securities of any series that are redeemable may be redeemed at any time at our option, in whole or in part. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•                  to maintain a registrar and paying agents and hold monies for payment in trust;

•                  to register the transfer or exchange of the debt securities; and

•                  to replace mutilated, destroyed, lost or stolen debt securities.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•                  no event of default shall have occurred or be continuing;

•                  in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•                  in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

•                  we satisfy other customary conditions precedent described in the applicable indenture.

CONVERSION AND EXCHANGE OF SECURITIES

The terms and conditions, if any, upon which any debt securities are convertible or exchangeable into debt securities, Common Stock, Preferred Stock or other securities or property will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•                  whether such debt securities are convertible or exchangeable into debt securities, Common Stock, Preferred Stock or other securities or property;

•                  the conversion price (or manner of calculation thereof);

•                  the conversion period;

•                  provisions as to whether conversion will be at the option of the holders or us;

•                  the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•                  any restrictions on conversion, including restrictions directed at maintaining our REIT status.

SUBORDINATION

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to senior indebtedness.

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded.

By reason of such subordination, if we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

GLOBAL SECURITIES

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.  The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depository, or to the depository or to a successor depository, or a nominee of such successor depository.

As long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the global security and the underlying debt securities.  Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names, will not receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the global security or the underlying debt securities.  We will make all payments of principal, premium and interest on a global security to the depositary or its nominee.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons, or participants, that have accounts with the depositary.  Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.  Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, or by participants or persons that hold through participants, with respect to interests of persons other than participants.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security.  Neither we, the trustee nor any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation and a successor depositary is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the global security.  In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive form in exchange for all of the global security or securities representing the debt securities.  The depository will determine how all securities issued in exchange for a global security will be registered.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in debt securities represented by global securities.

GOVERNING LAW

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF OUR COMMON STOCK

GENERAL

The following description of our Common Stock sets forth certain general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion of our debt securities or our Preferred Stock or upon the exercise of Common Stock warrants issued by us.  The statements below describing our Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter and Bylaws.

Holders of our Common Stock will be entitled to receive dividends when, as and if authorized by our Board of Directors and declared by us, out of assets legally available therefore.  Payment and declaration of dividends on the Common Stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our Preferred Stock.  Upon our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding Preferred Stock.

Our Common Stock will possess voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote.  Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our Common Stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors.  Holders of shares of Common Stock will not have preemptive rights, which mean they have no right to acquire any additional shares of Common Stock that may be issued by us at a subsequent date.  Our Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

Under Maryland law and our Charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of our Common Stock may be made only if, after giving effect to the distribution, we are able to pay our indebtedness as it becomes due in the usual course of business and our total assets are greater than our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of our Common Stock and we can pay our debts as they become due.  We have complied with these requirements in all of our prior distributions to holders of our Common Stock.

The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock which are outstanding or which we may designate and issue in the future.  See “Description of Our Preferred Stock” below, “Series C Preferred Stock” and “Series E Preferred Stock and Series F Preferred Stock” above.

DESCRIPTION OF OUR PREFERRED STOCK

Under our Charter, our Board of Directors may from time to time establish and issue one or more classes or series of Preferred Stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

The following description of our Preferred Stock sets forth certain general terms and provisions of our Preferred Stock to which any prospectus supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter (including the applicable articles supplementary) and Bylaws.

GENERAL

Subject to limitations prescribed by Maryland law and our Charter, our Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our Board of Directors or duly authorized committee thereof.  Our Preferred Stock will, when issued, be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

You should refer to the prospectus supplement relating to the class or series of Preferred Stock offered thereby for specific terms, including:

(1)                  The class or series, title and stated value of that Preferred Stock;

(2)                  The number of shares of that Preferred Stock offered, the liquidation preference per share and the offering price of that Preferred Stock;

(3)                  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that Preferred Stock;

(4)                  Whether dividends on that Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on that Preferred Stock shall accumulate;

(5)                  The procedures for any auction and remarketing, if any, for that Preferred Stock;

(6)                  Provisions for a sinking fund, if any, for that Preferred Stock;

(7)                  Provisions for redemption, if applicable, of that Preferred Stock;

(8)                  Any listing of that Preferred Stock on any securities exchange;

(9)                  The terms and conditions, if applicable, upon which that Preferred Stock will be convertible into our Common Stock, including the conversion price (or manner of calculation thereof);

(10)            Any voting rights;

(11)            The relative ranking and preference of the Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up if other than as described in this prospectus;

(12)            Any limitations on issuance of any other series of Preferred Stock ranking senior to or on a parity with the Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

(13)            A discussion of certain federal income tax considerations applicable to that Preferred Stock;

(14)            Any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that Preferred Stock and, if convertible, the related Common Stock, in each case as may be appropriate to preserve our status as a REIT; and

(15)            Any other material terms, preferences, rights, limitations or restrictions of that Preferred Stock.

RANK

Unless otherwise specified in the applicable prospectus supplement, the Preferred Stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

(1)                  Senior to all classes or series of our Common Stock and excess stock and to all of our equity securities the terms of which provide that those equity securities are junior to the Preferred Stock;

(2)                  On a parity with all of our equity securities other than those referred to in clauses (1) and (3); and

(3)                  Junior to all of our equity securities the terms of which provide that those equity securities will rank senior to it.

For these purposes, the term “equity securities” does not include convertible debt securities.

DIVIDENDS

Holders of shares of our Preferred Stock of each class or series shall be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our Board of Directors.

Dividends on any class or series of our Preferred Stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to authorize a dividend payable on a dividend payment date on any class or series of our Preferred Stock for which dividends are non-cumulative, then the holders of that class or series of our Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any shares of our Preferred Stock of any class or series are outstanding, no full dividends shall be authorized or paid or set apart for payment on our Preferred Stock of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of that class or series for any period unless:

(1)                  if that class or series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the Preferred Stock of that class or series for all past dividend periods, or

(2)                  If that class or series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the Preferred Stock of that class or series.

Unless otherwise specified in the applicable prospectus supplement, when dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon the shares of Preferred Stock of any class or series and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of that class or series, all dividends declared upon shares of Preferred Stock of that class or series and any other class or series of Preferred Stock ranking on a parity as to dividends with that Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share on the Preferred Stock of that class or series and that other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of that class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that Preferred Stock does not have a cumulative dividend) and that other class or series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of that series that may be in arrears.

Except as provided in the immediately preceding paragraph or as otherwise provided in the applicable prospectus supplement, unless: (1) if that class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (2) if that class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, then no dividends (other than in our Common Stock or other stock ranking junior to the Preferred Stock of that class or series as to dividends and upon our liquidation, dissolution or winding up) shall be authorized or paid or set aside for payment or other distribution shall be authorized or made upon our Common Stock, excess stock or any of our other stock ranking junior to or on a parity with the Preferred Stock of that class or series as to dividends or upon liquidation, nor shall any Common Stock, excess stock or any of our other stock ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon our liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of that stock) by us (except by conversion into or exchange for other of our stock ranking junior to the Preferred Stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

Any dividend payment made on shares of a class or series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

REDEMPTION

If the applicable prospectus supplements so states, the shares of Preferred Stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

The prospectus supplement relating to a class or series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of that Preferred Stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if that Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of that Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that Preferred Stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing and except as otherwise specified in the applicable prospectus supplement, unless:

(1)                  if that class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods; and

(2)                  if that class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

no shares of any class or series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of that class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of that class or series.

If fewer than all of the outstanding shares of Preferred Stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in the issuance of any excess Preferred Stock.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice shall state:

(1)                  the redemption date;

(2)                  the number of shares and class or series of the Preferred Stock to be redeemed;

(3)                  the redemption price;

(4)                  the place or places where certificates for that Preferred Stock are to be surrendered for payment of the redemption price;

(5)                  that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

(6)                  the date upon which the holder’s conversion rights, if any, as to those shares shall terminate.

If fewer than all the shares of Preferred Stock of any class or series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares of Preferred Stock, those shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment shall be made to the holders of any Common Stock, excess stock or any other class or series of our stock ranking junior to that class or series of Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of Preferred Stock will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with that class or series of Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of Preferred Stock and all other classes or series of stock shall share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of shares of that class or series of Preferred Stock, our remaining assets shall be distributed among the holders of any other classes or series of stock ranking junior to that class or series of Preferred Stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation nor merger with or into any other corporation, trust or other entity nor the sale, lease, transfer or conveyance of all or substantially all of our property or business shall be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

Except as set forth below or as otherwise indicated in the applicable prospectus supplement, holders of Preferred Stock will not have any voting rights.

Whenever dividends on any shares of that class or series of Preferred Stock shall be in arrears for 18 months or six or more quarterly periods, the holders of those shares of that class or series of Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our Board of Directors (and our entire Board of Directors will be increased by two directors) at a special meeting called by one of our officers at the request of a holder of that class or series of Preferred Stock or, if that special meeting is not called by that officer within 30 days, at a special meeting called by a holder of that class or series of Preferred Stock designated by the holders of record of at least 10% of the shares of any of those classes or series of Preferred Stock (unless that request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until:

(1)                if that class or series of Preferred Stock has a cumulative dividend, then all dividends accumulated on those shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, or

(2)                if that class or series of Preferred Stock does not have a cumulative dividend, then four consecutive quarterly periods of dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class),

(1)                authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to that class or series of Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up or reclassify any of our authorized stock into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase those shares; or

(2)                amend, alter or repeal the provisions of the Charter in respect of that class or series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation or other event, whereby shares of any class or series of Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which our company becomes a party), remain outstanding with the terms applicable to that class or series of Preferred Stock materially unchanged, the occurrence of any such merger, consolidation, or other event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the holders of such class or series of Preferred Stock, and provided, further that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the number of authorized shares of that class or series, in each case ranking on a parity with or junior to the Preferred Stock of that class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required shall be effected, all outstanding shares of that class or series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect that redemption.

CONVERSION RIGHTS

The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into Common Stock, debt securities or another series of Preferred Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Common Stock or those other series of Preferred Stock or the principal amount of debt securities into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of Preferred Stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In addition to other qualifications, for us to qualify as a REIT, (1) not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year, and (2) such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

To ensure that we continue to meet the requirements for qualification as a REIT, our Charter, subject to some exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of any class or series of our capital stock in excess of 9.8% (ownership limit) of the number of then outstanding shares of any class or series of our capital stock.  Our Board of Directors may waive the ownership limit with respect to a stockholder if evidence satisfactory to the Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT.  Any transfer of capital stock or any security convertible into capital stock that would result in actual or constructive ownership of capital stock by a stockholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our company being “closely held” within the meaning of section 856(h) of the Code, not withstanding any provisions of our Charter to the contrary, will be null and void, and the intended transferee will acquire no rights to the capital stock.  The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Any shares of our capital stock held by a stockholder in excess of the applicable ownership limit become “Excess Shares”.  Upon shares of any class or series of capital stock becoming Excess Shares, such shares will be deemed automatically to have been converted into a class separate and distinct from their original class and from any other class of Excess Shares.  Upon any outstanding Excess Shares ceasing to be Excess Shares, such shares will be automatically reconverted back into shares of their original class or series of capital stock.

The holder of Excess Shares will not be entitled to vote the Excess Shares nor will such Excess Shares be considered issued and outstanding for purposes of any stockholder vote or the determination of a quorum for such vote.  The Board of Directors, in its sole discretion, may choose to accumulate all distributions and dividends payable upon the Excess Shares of any particular holder in a non-interest bearing escrow account payable to the holder of the Excess Shares upon such Excess Shares ceasing to be Excess Shares.

In addition, we will have the right to redeem all or any portion of the Excess Shares from the holder at the redemption price, which will be the average market price (as determined in the manner set forth in the Charter) of the capital stock for the prior 30 days from the date we give notice of our intent to redeem such Excess Shares, or as determined by the Board of Directors in good faith.  The redemption price will only be payable upon the liquidation of our company and will not exceed the sum of the per share distributions designated as liquidating distributions declared subsequent to the redemption date with respect to unredeemed shares of record of the class from which such Excess Shares were converted.  We will rescind the redemption of the Excess Shares in the event that within 30 days of the redemption date, due to a sale of shares by the holder, such holder would not be the holder of Excess Shares, unless such rescission would jeopardize our tax status as a REIT or would be unlawful in any regard.

Each stockholder will upon demand be required to disclose to us in writing any information with respect to the actual and constructive ownership of shares of our capital stock as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit may have the effect of precluding the acquisition of control of our company unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of our Charter and Bylaws is only a summary.  For a complete description, we refer you to Maryland law, our Charter and our Bylaws.  We have incorporated by reference our Charter and Bylaws as exhibits to the registration statement of which this prospectus is a part.

BOARD OF DIRECTORS — NUMBER AND VACANCIES

Our Bylaws provide that the number of our directors shall be six unless a majority of the members of our Board of Directors establishes some other number not less than three and not more than nine.  Our Board of Directors is currently comprised of five directors.  Our Bylaws also provide, that notwithstanding the preceding sentence, upon the occurrence of a default in the payment of dividends on any class or series of our Preferred Stock, or any other event, which would entitle the holders of any class or series of our Preferred Stock to elect additional directors to our Board of Directors, the number of our directors will thereupon be increased by the number of additional directors to be elected by the holders of such class or series of our Preferred Stock (even if the resulting number of directors is more than nine), and such increase in the number of directors shall remain in effect for so long as the holders of such class or series of our Preferred Stock are entitled to elect such additional directors.

Our Bylaws provide that a vacancy on our Board of Directors which arises through the death, resignation or removal of a director or as a result of an increase by our Board of Directors in the number of directors may be filled by the vote of a majority of the remaining directors even if such majority is less than a quorum, and a director so elected by our Board of Directors to fill a vacancy shall serve until the next annual meeting of our stockholders and until his successor shall be duly elected and qualified.  Our stockholders may elect a successor to fill a vacancy on our Board of Directors which results from the removal of a director.

REMOVAL OF DIRECTORS

Under Maryland law, our stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of our directors except in certain circumstances specified in the statute which do not apply.

BUSINESS COMBINATIONS

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers, issuances or reclassifications of equity securities, or, the adoption of certain plans of liquidation or dissolution.  An interested stockholder is defined as:

•                  any person who beneficially owns directly or indirectly ten percent or more of the voting power of the corporation’s shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  In approving such a transaction, however, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.  Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third,

•                  one-third or more but less than a majority, or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors, upon satisfaction of certain conditions, including the delivery of an acquiring person statement containing certain required information and the delivery of an undertaking to pay certain expenses, by written request made at the time of delivery of such acquiring person statement, to call a special meeting of stockholders to be held within 50 days after receiving both the request and undertaking to consider the voting rights of the shares.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the Charter or Bylaws of the corporation.  Neither our Charter nor our Bylaws provide for any such exemptions.

AMENDMENT TO THE CHARTER

Subject to the provisions of any class or series of our capital stock at the time outstanding, any amendment to our Charter must be approved by our stockholders by the affirmative vote of not less than two thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION

The dissolution of our company must be approved by our stockholders by the affirmative vote of not less than two thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) by, or at the direction of, a majority of the Board of Directors or a duly authorized committee thereof or (ii) by any holder of record (both as of the time notice of such nomination or matter is given by the stockholder as set forth in our Bylaws and as of the record date for the annual meeting in question) of any shares of our capital stock entitled to vote at such annual meeting who complies with the advance notice procedures set forth in our Bylaws.  Pursuant to our Bylaws, nominations of persons for election as directors and other stockholder proposals shall be made pursuant to timely notice in writing to the secretary of our company.  To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of our company not less than 60 days nor more than 150 days prior to the anniversary of the last annual meeting of stockholders.  Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

The business combination provisions and the control share acquisition provisions of Maryland law, the advance notice provisions of our Bylaws and certain other provisions of Maryland law and our Charter and Bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.  See “Risk Factors — Certain Provisions of Maryland Law and our Charter and Bylaws Could Hinder, Delay Or Prevent Changes in Control.”

CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

The following is a summary of the federal income tax considerations to us which are anticipated to be material to purchasers of the securities to which any prospectus supplement may relate.  In addition this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences.  This summary is based on current law, is for general information only and is not tax advice.  Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation.  The material federal income tax considerations relevant to your ownership of the securities to which any prospectus supplement may relate will be provided in the applicable prospectus supplement relating to the particular securities being offered.

The information in this section is based on:

•                  the Code;

•                  current, temporary and proposed Treasury regulations promulgated under the Code;

•                  the legislative history of the Code;

•                  current administrative interpretations and practices of the Internal Revenue Service; and

•                  court decisions,

in each case, as of the date of this prospectus.  Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion or the desirability of an investment in a REIT relative to other investments.  Any change could apply retroactively to transactions preceding the date of the change.  Except as described below, we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court.  Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will not be sustained by a court.

You are advised to consult any applicable prospectus supplement, as well as your own tax advisor, regarding the tax consequences to you of the acquisition, ownership and sale of the securities to which any applicable prospectus supplement may relate, including the federal, state, local, foreign and other tax consequences.

CERTAIN INCOME TAX CONSIDERATIONS RELATING TO OUR REIT ELECTION

Taxation of a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code.  We believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 1992.  We intend to continue to operate in such a manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified.

As a condition to the closing of each offering of any securities specified in any prospectus supplement, our tax counsel will render an opinion to the underwriters of that offering to the effect that, commencing with our taxable year beginning January 1, 1992, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation will enable us to meet the requirements for continued qualification and taxation as a REIT under the Code.  It must be emphasized that this opinion will be based on various factual assumptions relating to our organization and operation, and is conditioned upon certain representations which will be made by us as to factual matters.  Our tax counsel will have no obligation to update its opinion subsequent to its date.  In addition, this opinion will be based upon our factual representations concerning our business and properties as set forth in this prospectus and any applicable prospectus supplement. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by our tax counsel.  Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy such requirements.  Further, the anticipated income tax treatment as discussed in our annual report on Form 10-K for the year ended December 31, 2006 and this prospectus may be changed, perhaps retroactively, by legislative or administrative action at any time.

If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once at stockholder level when distributed) that generally results from investment in a non-REIT corporation.

However, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

Second, under certain circumstances, we may be subject to the alternative minimum tax, if our dividend distributions are less than our alternative minimum taxable income.

Third, if we have (i) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we may elect to be subject to tax at the highest corporate rate on such income, if necessary to maintain our REIT status.

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability.

Sixth, if we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Seventh, if we acquire an asset which meets the definition of a built-in gain asset from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and if we subsequently recognize gain on the disposition of such asset during the ten-year period, called the recognition period, beginning on the date on which we acquired the asset, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset over (b) our adjusted basis in such asset, both determined as of the beginning of the recognition period), such gain will be subject to tax at the highest regular corporate tax rate, pursuant to IRS regulations.

Eighth, if we have taxable REIT subsidiaries, we will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our taxable REIT subsidiaries that would be reduced through reapportionment under certain federal income tax principles in order to more clearly reflect income for the taxable REIT subsidiary.

Requirements for Qualification.  The Code defines a REIT as a corporation, trust or association:

(1)           which is managed by one or more trustees or directors;

(2)                                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)           which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

(4)           which is neither a financial institution; nor, an insurance company subject to certain provisions of the Code;

(5)           the beneficial ownership of which is held by 100 or more persons;

(6)                                  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (including specified entities); and

(7)                                  which meets certain other tests, described below, regarding the amount of its distributions and the nature of its income and assets.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).  Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock.  Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above.  In addition, Sections 9.2 and 9.3 of our Charter provides for restrictions regarding  transfer and ownership of shares.  These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock.  If despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement.  If we fail to comply with these regulatory rules, we will be subject to a monetary penalty.  If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased.  However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

Income Tests.  There presently are two gross income requirements that we must satisfy to qualify as a REIT:

•                  First, at least 75% of our gross income (excluding gross income from “prohibited transactions,” as defined below) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property, or from certain types of temporary investment income.

•                  Second, at least 95% of our gross income for each taxable year must be directly or indirectly derived from income that qualifies under the 75% test or from dividends (including dividends from taxable REIT subsidiaries), interest and gain from the sale or other disposition of stock or securities and payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred.

Cancellation of indebtedness income generated by us is not taken into account in applying the 75% and 95% income tests discussed above.  A “prohibited transaction” is a sale or other disposition of property (other than foreclosure property) held for sale to customers in the ordinary course of business.  Any gain realized from a prohibited transaction is subject to a 100% penalty tax.

Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•                  The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•                  Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•                  If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•                  For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise “rendered to the occupant for his convenience.”

For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property.  The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property.  The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.  Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are eligible for relief.  These relief provisions will be generally available if:

•                  Our failure to meet the tests was due to reasonable cause and not due to willful neglect,

•                  We attach a schedule of the sources of our income to our return; and

•                  Any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.  If these relief provisions apply, a 100% tax is imposed on an amount equal to (a)  the gross income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability.

Asset Tests.  At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets.  At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operations), government securities and qualified temporary investments.  Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% or either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the 10% vote and value test”).  Further, no more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary.  Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter.  There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

Investments in Taxable REIT Subsidiaries.  For taxable years beginning after December 1, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries.  At this time, we do not have any taxable REIT subsidiaries.

Ownership of a Partnership Interest or Stock in a Corporation.  We own interests in various partnerships.  In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the REIT income and asset tests the REIT will be deemed to own its proportionate share of the assets of the partnership, and will be deemed to be entitled to the income of the partnership attributable to such share.  The ownership of an interest in a partnership by a REIT may involve special tax risks, including the challenge by the Internal Revenue Service of the allocations of income and expense items of the partnership, which would affect the computation of taxable income of the REIT, and the status of the partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes.

We also own interests in a number of subsidiaries which are intended to be treated as qualified real estate investment trust subsidiaries.  The  Code provides that such subsidiaries will be ignored for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items of our company.  If any partnership or qualified real estate investment trust subsidiary in which we own an interest were treated as a regular corporation (and not as a partnership or qualified real estate investment trust subsidiary) for federal income tax purposes, we would likely fail to satisfy the REIT asset test prohibiting a REIT from owning greater than 10% of the voting power of the stock or value of securities of any issuer, as described above, and would therefore fail to qualify as a REIT.  We believe that each of the partnerships and subsidiaries in which we own an interest will be treated for tax purposes as a partnership or qualified real estate investment trust subsidiary, respectively, although no assurance can be given that the Internal Revenue Service will not successfully challenge the status of any such entity.

Annual Distribution Requirements.  In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders annually in an amount at least equal to:

(1)           the sum of:

(A) 90% of our “real estate investment trust taxable income” (computed without regard to the dividends paid deduction and our net capital gain); and

(B) 90% of the net income, if any (after tax), from foreclosure property; minus

(2)           the excess of certain items of non-cash income over 5% of our real estate investment trust taxable income.

We must pay these annual distributions in the taxable year to which they relate or in the following year if (1) we pay during January to stockholders of record in either October, November, or December of the prior year or (2) if we elect, declare the dividend before the due date of the tax return (including extensions) and pay on or before the first regular dividend payment date after such declaration.

Amounts distributed must not be preferential; that is, every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

To the extent that we do not distribute all of our net long-term capital gain or distribute at least 90% but less than 100%, of our “real estate investment trust taxable income,” as adjusted, it will be subject to tax on such amounts at regular corporate tax rates.  Furthermore, if we should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates in the last three months of the calendar year, by the end of the following January) at least the sum of:

(1)           85% of our real estate investment trust ordinary income for such year;

(2)           95% of our real estate investment trust capital gain net income for such year; and

(3)           any undistributed taxable income from prior periods;

we would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed.  Any real estate investment trust taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

Failure to Qualify.  If we fail to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will any distributions be required to be made. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to the statutory relief.  Failure to qualify for even one year could substantially reduce distributions to stockholders and could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

State and local taxation.  We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business or reside.  The state and local tax treatment of our Company may not conform to the federal income tax consequences discussed above.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

The following summary applies to you only if you are a “US stockholder.”  A US stockholder is a stockholder of our shares of stock who, for United State federal income tax purposes, is:

•                  a citizen or resident alien of the United States;

•                  a corporation or partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•                  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•                  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons, within the meaning of the Code who have the authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, distributions made to our taxable US stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such US stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations.  Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year or are designated as unrecaptured §1250 gain distributions, which are taxable at a 25% rate) without regard to the period for which the stockholder has held its stock.  However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally reduced the maximum tax rate applicable to you on capital gains recognized on the sale or other disposition of shares of our stock from 20% to 15%.  The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally reduced the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax.  Except in limited circumstances, this reduced tax rate does not apply to dividends paid to you by us on shares of our stock, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders.  The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to shares of our stock held by you that are attributable to (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year) and (3) distributions by us that we designate as long-term capital gains dividends (except for some distributions taxable to you at a maximum rate of 25%).

The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2010.  Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2011.

Distributions in excess of our current and accumulated earnings and profits will not be currently taxable to you to the extent that they do not exceed the adjusted basis of your stock, but rather will reduce the adjusted basis of such stock.  To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less) assuming you hold the stock as a capital asset.  In addition, any distribution declared in October, November or December of any year and payable to you as a stockholder of record on a specified date in any such month, will be treated as both paid by us and received by you on December 31 of the applicable year, provided that we actually pay the distribution during January of the following calendar year.  Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on these retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “-General” and “—Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities (e.g., Common Stock or Preferred Stock). You also must take into account any equity securities that are considered to be constructively owned by you.

If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15% (prior to the effective date of the Jobs and Growth Tax Relief Reconciliation Act of 2003, described below, the maximum long-term capital gain rate was 20%). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Backup withholding

We will report to our US stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any.  Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  The amount of such withholding will be equal to the product of the fourth lowest rate applicable to single filers and the amount of the distribution.  This rate is currently 28% for tax years beginning after 2002.  Any amount paid to the IRS as backup withholding will be creditable against the stockholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.  See “—Taxation of Foreign Stockholders.” A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

In general, a stockholder that is a tax-exempt entity not subject to tax on its investment income will not be subject to tax on our distributions.  In Revenue Ruling 66-106, 1966-1 C.B.  151, the IRS ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income as defined in the Code when received by a qualified plan.  Based on that ruling, regardless of whether we incur indebtedness in connection with the acquisition of properties, our distributions paid to a stockholder that is a tax-exempt entity will not be treated as unrelated business taxable income, provided that (i) the tax-exempt entity has not financed the acquisition of its stock with acquisition indebtedness within the meaning of the Code and the stock otherwise is not used in an unrelated trade or business of the tax-exempt entity and (ii) we are not a pension-held REIT.  This ruling applies to a stockholder that is an organization that qualifies under Code Section 401(a), an IRA or any other tax-exempt organization that would compute unrelated business taxable income, if any, in accordance with Code Section 512(a)(1).  However, if we are a pension-held REIT and a qualified plan owns more than 10% of the value of all of our stock, such stockholder will be required to recognize as unrelated business taxable income that percentage of the dividends that it receives from us as is equal to the percentage of our gross income that would be unrelated business taxable income to us if we were a tax-exempt entity required to recognize unrelated business taxable income.  A REIT is a pension-held REIT if at least one qualified trust holds more than 25% of the value of all of our stock or one or more qualified trusts, each of whom own more than 10% of the value of all of our stock, hold more than 50% of the value of all of our stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in us will constitute unrelated business taxable income unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by its investment in us.  Such prospective stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

TAXATION OF FOREIGN STOCKHOLDERS

The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex.  We have not attempted to provide more than a summary of these rules.  Prospective non-US stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in stock, including any reporting requirements.

Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.  However, if income from the investment in the stock is treated as effectively connected with the non-US stockholder’s conduct of a US trade or business, the non-US stockholder generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to such distributions and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation.  We expect to withhold US income tax at the rate of 30% on the gross amount of any such distributions made to a non-US stockholder unless (i) a lower treaty rate applies and the holder provides us with a properly executed IRS Form W-8BEN (or successor form) or (ii) the non-US stockholder provides us with a properly executed IRS Form W-8ECI (or successor form) claiming that the distribution is effectively connected income.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such stock.  To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a non-US stockholder’s stock, such distributions will give rise to tax liability if the non-US stockholder would otherwise be subject to tax on any gain from the sale or disposition of our stock, as described below.  If it cannot be determined at the time a distribution is made whether or not distributions will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends.  However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to a non-US stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 or FIRPTA.  Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to a non-US stockholder as if such gain were effectively connected with a US business.  Non-US stockholders would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax if a foreign corporate stockholder is not entitled to treaty exemption.  We are required by applicable Treasury Regulations to withhold 35% for foreign individuals and 35% for foreign corporations of any distribution that we could designate as a capital gains dividend.  This amount is creditable against the non-US stockholder FIRPTA tax liability.  If we designate prior distributions as capital gains dividends, then subsequent distributions up to the amount of such prior distributions will be treated as capital gains dividends for purposes of withholding.

Gain recognized by a non-US stockholder upon a sale of our equity securities generally will not be taxed under FIRPTA if we are a “domestically controlled real estate investment trust,” defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock were held directly or indirectly by foreign persons.  We currently anticipate that we will be a “domestically controlled real estate investment trust,” and therefore the sale of equity securities will not be subject to taxation under FIRPTA.  Additionally, the sale of our equity securities will not be taxed under FIRPTA if the class of stock is regularly traded on an established securities market and the selling non-US stockholder has not held more than 5% of the class of stock at any time during the preceding five-year period.  However, gain not subject to FIRPTA will be taxable to a non-US stockholder if the investment in the stock is effectively connected with the non-US stockholder’s US trade or business, in which case the non-US stockholder will be subject to the same treatment as US stockholders with respect to such gain.  Also, if the non-US stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax (unless reduced by treaty) on the individual’s capital gains.  A non-resident alien individual could, however, elect to treat such gain as effectively connected income and pay tax as a US stockholder would.  If the gain on the sale of stock were to be subject to taxation under FIRPTA, the non-US stockholder will be subject to the same treatment as US stockholders with respect to such gain.

If the proceeds of a disposition of our equity securities are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing non-US stockholder certifies as to his name, address and non-US status or otherwise establishes an exemption.  Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-US office of a non-US broker.  US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a US person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a controlled foreign corporation for US federal income tax purposes, or (d) a foreign partnership more than 50% of the capital or profits of which is owned by one or more US persons or which engages in a US trade or business and (ii) the broker fails to initiate documentary evidence that the stockholder is a non-US stockholder and that certain conditions are met or that the non-US stockholder otherwise is entitled to an exemption.

US FEDERAL INCOME AND ESTATE TAXATION OF HOLDERS OF OUR DEBT SECURITIES

The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-US holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures (the “notes”), and offered pursuant to an applicable prospectus supplement. This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.

US HOLDERS

The following summary applies to you only if you are a US holder, as defined below.

Definition of a US Holder. A “US holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•                  an individual citizen or resident alien of the United States;

•                  a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•                  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•                  a trust, if, in general, a US court is able to exercise primary supervision over the trust’s administration and one or more US persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

Payments of Interest. Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Sale, Exchange or Other Disposition of Notes. The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•                  the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “-Payments of Interest” above; and

•                  your adjusted tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

Backup Withholding and Information Reporting. In general, “backup withholding” may apply:

•                  to any payments made to you of principal and interest on your note, and

•                  to payment of the proceeds of a sale or other disposition of your note before maturity,

•                  if you are a non-corporate US holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your US federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-US HOLDERS

The following summary applies to you if you are a beneficial owner of a note and are not a US holder, as defined above (a “non-US holder”).

Special rules may apply to certain non-US holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

US Federal Withholding Tax. Subject to the discussion below, US federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•                  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•                  you are not (1) a controlled foreign corporation for US federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•                  such interest is not effectively connected with your conduct of a US trade or business; and

•                  you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a US person within the meaning of the Internal Revenue Code and providing your name and address to:

•                  us or our paying agent; or

•                  a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

Treasury regulations provide that:

•                  if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•                  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•                  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a US person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

Sale, Exchange or other Disposition of Notes. You generally will not have to pay US federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•                  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•                  you are subject to tax provisions applicable to certain United States expatriates; or

•                  the gain is effectively connected with your conduct of a US trade or business.

If you are engaged in a trade or business in the United States and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to US income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

US Federal Estate Tax. If you are an individual and are not a US citizen or a resident of the United States, as specially defined for US federal estate tax purposes, at the time of your death, your notes will generally not be subject to the US federal estate tax, unless, at the time of your death (1) you owned actually or constructively ten percent or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the notes is effectively connected with your conduct of a US trade or business.

Backup Withholding and Information Reporting. Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-US holder as described in “-US Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a US holder, as described in “-US Holders” above. We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-US office of a non-US broker and the sales proceeds are paid to you outside the United States, then the US backup withholding and information reporting requirements generally will not apply to that payment. However, US information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-US office of a broker that:

•                  is a US person, as defined in the Internal Revenue Code,

•                  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States,

•                  is a “controlled foreign corporation” for US federal income tax purposes, or

•                  is a foreign partnership, if at any time during its tax year,

•                  one or more of its partners are US persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•                  the foreign partnership is engaged in a US trade or business,

unless the broker has documentary evidence in its files that you are a non-US person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a US office of a broker, the payment is subject to both US backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-US person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your US federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSEQUENCES

You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

We and you may be subject to state or local taxation in various state or local jurisdictions, including those in which we or you transact business or reside.  Our state and local tax treatment and your state and local tax treatment may not conform to the federal income tax consequences discussed above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in us.

PLAN OF DISTRIBUTION

We may sell the securities registered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities registered by this prospectus to investors directly or through agents.  Any underwriter or agent involved in the offer and sale of the securities registered by this prospectus will be named in the applicable prospectus supplement.  We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We may sell the securities:

•                  through underwriters or dealers;

•                  through agents;

•                  directly to purchasers; or

•                  through a combination of any of these methods of sale.

Direct sales to investors may be accomplished through subscription offerings. In connection with subscription offerings, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents.

Underwriters may offer and sell the securities at:

•                  fixed prices, which may be changed;

•                  prices related to the prevailing market prices at the time of sale; or

•                  negotiated prices.

We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.  We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.  The applicable prospectus supplement will disclose:

•                  any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and

•                  any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•                  the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

•                  if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

Our Common Stock is listed on the New York Stock Exchange under the symbol “LTC.”  Our Series E Preferred Stock and Series F Preferred Stock are listed on the New York Stock Exchange under the symbols “LTC PrE” and “LTC PrF,” respectively.  Unless otherwise specified in the related prospectus supplement, all securities we offer, other than Common Stock, Series E Preferred Stock or Series F Preferred Stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities or Preferred Stock on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Some of the underwriters, dealers, agents and/or their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered and certain Maryland law matters in connection with this offering will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.  Certain tax matters will be passed upon for us by Reed Smith, LLP, Pittsburgh, Pennsylvania.  Certain legal matters will be passed upon for us by Reed Smith, LLP, New York, New York.  Reed Smith LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to all matters of Maryland law.  Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of LTC Properties, Inc., appearing in LTC Properties Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein), and LTC Properties, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and LTC Properties Inc., management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus.  The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  You can request copies of those documents upon payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov.

You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our website is: www.ltcproperties.com.  We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•                  we consider incorporated documents to be part of the prospectus;

•                  we may disclose important information to you by referring you to those documents; and

•                  information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents:

•                  Annual report on Form 10-K for the year ended December 31, 2006.

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•                  Current Report on Form 8-K filed on February 6, 2007 (pertaining to disclosure under Items 5.02 and 9.01(d) thereto).

•                  Definitive proxy statement for the annual meeting of stockholders held on May 15, 2007.

•                  All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

•                  The description of our Common Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•                  The description of our Series E Cumulative Convertible Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•                  The description of our Series F Cumulative Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

This prospectus and the documents incorporated by reference summarize certain material provisions of contracts and other documents to which we refer.  Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents.  Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus.  You may direct such requests to:

Pamela Shelley-Kessler

Senior Vice President, Chief Financial Officer and Corporate Secretary

LTC Properties, Inc.

31365 Oak Crest Drive, Suite 200

Westlake Village, CA  91361

Telephone Number: (805) 981-8655

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the securities to be registered.  All amounts are estimates except for the SEC registration fee.

SEC registration fee	$9,210
Legal fees and expenses	250,000
Listing Fees	120,000
Accounting fees and expenses	75,000
Printing fees	75,000
Miscellaneous fees and expenses	55,000
Total	$584,210

Item 15.                      Indemnification of Directors and Officers

The Charter provides that, to the fullest extent permitted under the Maryland General Corporation Law (or MGCL), no director or officer of ours shall have any liability to us or our stockholders for monetary damages for any breach of any duty owed by such director or officer of ours or any of our stockholders.  The MGCL provides that a corporation’s Charter may include a provision which restricts or limits the liability of directors or officers to the corporation or its stockholders for money damages except, (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Charter provides that we shall indemnify our currently acting and our former directors to the fullest extent permitted by the MGCL, and that we shall have the power to indemnify by express provision in our Bylaws, by agreement, or by majority vote of either our stockholders or disinterested directors, our present and former officers.  The MGCL provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.  The MGCL permits Maryland corporations to indemnify their officers, employees or agents to the same extent as directors and to such further extent, consistent with law, as may be provided by the corporation’s Charter, Bylaws, general or specific action of its Board of Directors, or contract.  Our Bylaws provide that our officers shall be entitled to such indemnification by us on account of matters resulting in their capacities as officers to the same extent provided with respect to directors by the Charter, except to the extent that the Board of Directors may otherwise prospectively determine in any situation.

In addition to the circumstances in which the MGCL permits a corporation to indemnify its directors and officers, the MGCL requires a corporation to indemnify its directors and officers in the circumstances described in the following sentence, unless limited by the charter of the corporation.  A director who has been successful, on the merits or otherwise, in defense of any proceeding or in the defense of any claim, issue, or matter in the proceeding, to which he is made a party by reason of his service as a director, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue, or matter in which the director has been successful.  Our Charter does not alter this requirement.

We currently maintain Directors and Officers liability insurance.

Item 16.     Exhibits

1.1	Form of Underwriting Agreement for Common Stock*

1.2	Form of Underwriting Agreement for Preferred Stock*

1.3	Form of Underwriting Agreement for Debt Securities*

3.1	Amended and Restated Articles of Incorporation of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Current Report on Form 8-K dated June 19, 1997)

3.2	Amended and Restated By-Laws of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Form 10-Q for the quarter ended June 30, 1996)

3.3	Articles of Amendment of LTC Properties, Inc. (incorporated by reference to Exhibit 3.3 to LTC Properties, Inc.’s Current Report on Form 8-K dated June 19, 1997)

3.4

Certificate of Amendment to Amended and Restated Bylaws of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

3.5

Articles Supplementary Classifying 2,000,000 Shares of 8.5% Series C Cumulative Convertible Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.2 to LTC Properties, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

3.6

Articles Supplemental reclassifying 5,000,000 shares of Common Stock into Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Registration Statement on Form S-3 filed June 27, 2003)

3.7

Certificate of Amendment to Amended and Restated Bylaws of LTC Properties, Inc. (incorporated by reference to Exhibit 3.10 to LTC Properties, Inc.’s Registration Statement on Form S-3, Amendment No. 2 filed August 29, 2003)

3.8

Articles Supplementary Classifying 2,200,000 shares of 8.5% Series E Cumulative Convertible Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.2 to LTC Properties, Inc.’s Registration Statement on Form 8-K filed September 16, 2003)

3.9

Articles Supplementary Classifying 4,000,000 shares of 8.0% Series F Cumulative Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Current Report on Form 8-K filed February 19, 2004)

3.10

Articles Supplementary Reclassifying 40,000 Shares of Series D Junior Participating Preferred Stock to authorized but unissued shares of Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Current Report on Form 8-K filed on March 19, 2004)

3.11

Articles Supplementary Reclassifying 3,080,000 Shares of 9.5% Series A Cumulative Preferred Stock and 2,000,000 Shares of 9% Series B Cumulative Preferred Stock to authorized but unissued shares of Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Form 10-Q for the quarter ended March 31, 2004)

3.12

Articles of Amendment replacing Section 7.1 regarding authorized shares of stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.12 to LTC Properties, Inc.’s Form 10-Q for the quarter ended July 31, 2004)

3.13

Articles Supplementary Classifying an Additional 2,640,000 shares of 8.0% Series F Cumulative Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.13 to LTC Properties, Inc.’s Form 10-Q for the quarter ended July 31, 2004)

3.14	Certificate of Correction to Articles of Amendment filed on June 24, 2004. (incorporated by reference to Exhibit 3.14 to LTC Properties, Inc.’s Form 10-Q for the quarter ended September 30, 2004)

4.1	Rights Agreement dated as of May 2, 2000 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Registration Statement on Form 8-A filed on May 9, 2000)

4.2	Amendment No. 1 to Rights Agreement dated as of March 19, 2004 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Current Report on Form 8-K filed on March 19, 2004)

4.3

Amended and Restated Agreement of Limited Partnership of LTC Partners I, L.P. and Exchange Rights Agreement dated June 30, 1995 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.4

Amended and Restated Agreement of Limited Partnership of LTC Partners II, L.P. and Exchange Rights Agreement dated May 1, 1996 (incorporated by reference to Exhibit 4.2 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.5

Amended and Restated Agreement of Limited Partnership of LTC Partners III, L.P. and Exchange Rights Agreement dated January 30, 1996 (incorporated by reference to Exhibit 4.3 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.6

Amended and Restated Agreement of Limited Partnership of LTC Partners IV, L.P. and Exchange Rights Agreement dated January 30, 1996 (incorporated by reference to Exhibit 4.4 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.7

Amendment to Agreement of Limited Partnership dated January 1, 1999 and Amendment No. 1 to Amended and Restated Agreement of Limited Partnership dated January 30, 1998 and Amended and Restated Agreement of Limited Partnership of LTC Partners V, L.P. dated June 13, 1996 and Amendment No. 1 to Exchange Rights Agreement dated January 30, 1998 and Exchange Rights Agreement dated June 14, 1996 (incorporated by reference to Exhibit 4.5 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.8

Amended and Restated Agreement of Limited Partnership of LTC Partners VI, L.P. and Exchange Rights Agreement dated June 14, 1996 (incorporated by reference to Exhibit 4.6 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.9

Amended and Restated Agreement of Limited Partnership of LTC Partners VII, L.P. dated June 14, 1996 and Amendment No. 1 to Exchange Rights Agreement dated January 30, 1998 and Exchange Rights Agreement dated June 14, 1996 (incorporated by reference to Exhibit 4.7 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.10

Amended and Restated Agreement of Limited Partnership of LTC Partners IX, L.P. and Exchange Rights Agreement dated February 11, 1998 (incorporated by reference to Exhibit 4.8 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.11	Specimen Common Stock Certificate+

4.12	Form of Preferred Stock Certificate*

4.13	Form of Senior Indenture (Form of Senior Debt Security included therein)***

4.14	Form of Subordinated Indenture (Form of Subordinated Debt Security included therein)***

4.15	Form of Deposit Agreement (Form of Receipt included therein)*

4.16	Form of Warrant Agreement (Form of Warrant included therein)*

5.1	Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP, regarding the legality of the securities being registered+

8.1	Tax Opinion of Reed Smith, LLP+

12.1	Computation of Ratios of Earnings to Fixed Charges and Combined Earnings to Fixed Changes and Preferred Stock Dividends+

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm***

23.2	Consent of Ballard, Spahr, Andrews & Ingersoll, LLP (contained in Exhibit 5.1)+

23.3	Consent of Reed Smith, LLP (contained in Exhibit 8.1)+

24.1	Power of Attorney+

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939**

25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939**

+                          Previously filed.

*                          To be filed by an amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference if we enter into any such agreement or issue any such instrument in connection with the offer of any securities registered hereunder.

**                   Where applicable, to be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

***    Filed herewith.

Item 17.                         Undertakings

A.      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933,

(i)            if the Registrant is relying on Rule 430B of the Securities Act of 1933,

(A)          each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)      That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

C.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.       The undersigned Registrant hereby undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.       The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 27th day of July 2007.

LTC PROPERTIES, INC.

By	/s/ WENDY L. SIMPSON
Wendy L. Simpson
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman	July 27, 2007
Andre C. Dimitriadis

*	Director	July 27, 2007
Edmund C. King

/s/ WENDY L. SIMPSON	Director, Chief Executive Officer and President (Principal Executive Officer)	July 27, 2007
Wendy L. Simpson

*	Director	July 27, 2007
Timothy Triche

*	Director	July 27, 2007
Boyd Hendrickson

/S/ PAMELA SHELLEY-KESSLER	Senior Vice President, Chief Financial Officer and	July 27, 2007
Pamela Shelley-Kessler	Corporate Secretary
(Principal Financial Officer and
Principal Accounting Officer)

* By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
Attorney-in-Fact

EXHIBIT INDEX

1.1	Underwriting Agreement for Common Stock*

1.2	Form of Underwriting Agreement for Preferred Stock*

1.3	Form of Underwriting Agreement for Debt Securities*

3.1	Amended and Restated Articles of Incorporation of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Current Report on Form 8-K dated June 19, 1997)

3.2	Amended and Restated By-Laws of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Form 10-Q for the quarter ended June 30, 1996)

3.3	Articles of Amendment of LTC Properties, Inc. (incorporated by reference to Exhibit 3.3 to LTC Properties, Inc.’s Current Report on Form 8-K dated June 19, 1997)

3.4

Certificate of Amendment to Amended and Restated Bylaws of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

3.5

Articles Supplementary Classifying 2,000,000 Shares of 8.5% Series C Cumulative Convertible Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.2 to LTC Properties, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

3.6

Articles Supplemental reclassifying 5,000,000 shares of Common Stock into Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Registration Statement on Form S-3 filed June 27, 2003)

3.7

Certificate of Amendment to Amended and Restated Bylaws of LTC Properties, Inc. (incorporated by reference to Exhibit 3.10 to LTC Properties, Inc.’s Registration Statement on Form S-3, Amendment No. 2 filed August 29, 2003)

3.8

Articles Supplementary Classifying 2,200,000 shares of 8.5% Series E Cumulative Convertible Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.2 to LTC Properties, Inc.’s Registration Statement on Form 8-K filed September 16, 2003)

3.9

Articles Supplementary Classifying 4,000,000 shares of 8.0% Series F Cumulative Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Current Report on Form 8-K filed February 19, 2004)

3.10

Articles Supplementary Reclassifying 40,000 Shares of Series D Junior Participating Preferred Stock to authorized but unissued shares of Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Current Report on Form 8-K filed on March 19, 2004)

3.11

Articles Supplementary Reclassifying 3,080,000 Shares of 9.5% Series A Cumulative Preferred Stock and 2,000,000 Shares of 9% Series B Cumulative Preferred Stock to authorized but unissued shares of Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.1 to LTC Properties, Inc.’s Form 10-Q for the quarter ended March 31, 2004)

3.12

Articles of Amendment replacing Section 7.1 regarding authorized shares of stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.12 to LTC Properties, Inc.’s Form 10-Q for the quarter ended July 31, 2004)

3.13

Articles Supplementary Classifying an Additional 2,640,000 shares of 8.0% Series F Cumulative Preferred Stock of LTC Properties, Inc. (incorporated by reference to Exhibit 3.13 to LTC Properties, Inc.’s Form 10-Q for the quarter ended July 31, 2004)

3.14	Certificate of Correction to Articles of Amendment filed on June 24, 2004. (incorporated by reference to Exhibit 3.14 to LTC Properties, Inc.’s Form 10-Q for the quarter ended September 30, 2004)

4.1	Rights Agreement dated as of May 2, 2000 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Registration Statement on Form 8-A filed on May 9, 2000)

4.2	Amendment No. 1 to Rights Agreement dated as of March 19, 2004 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Current Report on Form 8-K filed on March 19, 2004)

4.3

Amended and Restated Agreement of Limited Partnership of LTC Partners I, L.P. and Exchange Rights Agreement dated June 30, 1995 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.4

Amended and Restated Agreement of Limited Partnership of LTC Partners II, L.P. and Exchange Rights Agreement dated May 1, 1996 (incorporated by reference to Exhibit 4.2 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.5

Amended and Restated Agreement of Limited Partnership of LTC Partners III, L.P. and Exchange Rights Agreement dated January 30, 1996 (incorporated by reference to Exhibit 4.3 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.6

Amended and Restated Agreement of Limited Partnership of LTC Partners IV, L.P. and Exchange Rights Agreement dated January 30, 1996 (incorporated by reference to Exhibit 4.4 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.7

Amendment to Agreement of Limited Partnership dated January 1, 1999 and Amendment No. 1 to Amended and Restated Agreement of Limited Partnership dated January 30, 1998 and Amended and Restated Agreement of Limited Partnership of LTC Partners V, L.P. dated June 13, 1996 and Amendment No. 1 to Exchange Rights Agreement dated January 30, 1998 and Exchange Rights Agreement dated June 14, 1996 (incorporated by reference to Exhibit 4.5 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.8

Amended and Restated Agreement of Limited Partnership of LTC Partners VI, L.P. and Exchange Rights Agreement dated June 14, 1996 (incorporated by reference to Exhibit 4.6 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.9

Amended and Restated Agreement of Limited Partnership of LTC Partners VII, L.P. dated June 14, 1996 and Amendment No. 1 to Exchange Rights Agreement dated January 30, 1998 and Exchange Rights Agreement dated June 14, 1996 (incorporated by reference to Exhibit 4.7 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.10

Amended and Restated Agreement of Limited Partnership of LTC Partners IX, L.P. and Exchange Rights Agreement dated February 11, 1998 (incorporated by reference to Exhibit 4.8 to LTC Properties, Inc.’s Form S-3 filed on May 28, 2004)

4.11	Specimen Common Stock Certificate+

4.12	Form of Preferred Stock Certificate*

4.13	Form of Senior Indenture (Form of Senior Debt Security included therein)***

4.14	Form of Subordinated Indenture (Form of Subordinated Debt Security included therein)***

4.15	Form of Deposit Agreement (Form of Receipt included therein)*

4.16	Form of Warrant Agreement (Form of Warrant included therein)*

5.1	Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP, regarding the legality of the securities being registered+

8.1	Tax Opinion of Reed Smith, LLP+

12.1	Computation of Ratios of Earnings to Fixed Charges and Combined Earnings to Fixed Changes and Preferred Stock Dividends+

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm***

23.2	Consent of Ballard, Spahr, Andrews & Ingersoll, LLP (contained in Exhibit 5.1)+

23.3	Consent of Reed Smith, LLP (contained in Exhibit 8.1)+

24.1	Power of Attorney+

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939**

25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939**

+                          Previously filed.

*                          To be filed by an amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference if we enter into any such agreement or issue any such instrument in connection with the offer of any securities registered hereunder.

**                   Where applicable, to be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

***    Filed herewith.